UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	[ ]

Securities Act Rule 802 (Exchange Offer)	[X]

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	[ ]

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	[ ]

Exchange Act Rule 14e-2(d) (Subject Company Response)	[ ]
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	[ ]

Northern Foods plc
(Name of Subject Company)

Not Applicable
(Translation of Subject Company’s Name into English (if applicable))

England and Wales
(Jurisdiction of Subject Company’s Incorporation or Organization)

Greencore Group plc
(Name of Person(s) Furnishing Form)

Ordinary Shares
(Title of Class of Subject Securities)

Not Applicable
(CUSIP Number of Class of Securities (if applicable))
Carol Williams Northern Foods plc 2180 Century Way Thorpe Park, Leeds LS15 8ZB +44 11 3390 0110
(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Copies to:

Eoin Tongue
Greencore Group plc
No. 2 Northwood Avenue
Northwood Business Park
Santry, Dublin 9, Ireland
+353-(0)1605-1036

Jeffrey M. Oakes
Davis Polk & Wardwell LLP
99 Gresham Street
London, EC2V 7NH
United Kingdom
+44-(0)20-7418-1386

November 17, 2010

(Date Tender Offer/Rights Offering Commenced)

PART I  INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Not applicable.

Item 2.  Informational Legends

A legend required under Rule 802(b) under the Securities Act of 1933, as amended, is included in each respective Exhibit.

PART II  INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

See Exhibit Index.

PART III  CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X is filed concurrently with the Commission on November 18, 2010.

PART IV  SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Conor O’Leary
(Signature)

Conor O’Leary Group Company Secretary
(Name and Title)
18th November, 2010
(Date)

Exhibit Index

Exhibit                                                                 Description

1.	A copy of the press release, dated November 17, 2010, concerning the merger of Northern Foods plc into Greencore Group plc.

2.	A copy of electronic slides of the analyst presentation, dated November 17, 2010, concerning the merger of Northern Foods plc into Greencore Group plc.

3.	A transcript of the webcast analyst presentation, dated November 17, 2010, concerning the merger of Northern Foods plc into Greencore Group plc.